EXHIBIT 10.66*

EMPLOYMENT AGREEMENT
ANDRE JAVES

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of August 26th, 2014 (the “Execution Date”) by and between Toys “R” Us (Australia) Pty Ltd (the “Company”) and Andre Javes (the “Executive”).
WHEREAS, Executive has been employed as Managing Director of the Company since on or about April 15, 2013; and
WHEREAS, as of the Execution Date, the Company desires to continue to employ Executive and to enter into a new agreement embodying the terms of such employment and Executive desires to accept such employment and enter into such an agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company and designated direct and indirect subsidiaries and/or affiliates of the Company (each, a “Subsidiary”), for a period commencing on March 1, 2014 (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall be automatically renewed on the terms and conditions hereunder for an additional one year periods commencing on the anniversary of the last day of the Initial Term (the Initial Term and any extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”) unless either party gives written notice of non-renewal at least one hundred and twenty (120) days prior to such anniversary.
2.    Position.
a.    During the Employment Term, Executive shall be seconded to Toys “R” Us (Asia) Limited (“Toys Asia”) to serve as the Managing Director, Southeast Asia & Greater China and any affiliates or other subsidiaries of Toys Asia, as shall be determined from time to time. In such positions, Executive shall have such duties and authority as determined by Toys Asia and the board of directors of each subsidiary, as applicable and commensurate with the position of Managing Director. During the Employment Term, the Executive shall report to Monika Merz or such other persons as Toys Asia may determine from time to time. During the secondment assignment, Executive will not be an employee of Toys Asia, but will remain an employee of the Company, in accordance with the terms of this Agreement. This secondment assignment may be terminated at any time by the Company for any reason or no reason at all. In the event that this assignment should be terminated, Executive shall be repatriated back to Australia within ninety (90) days of termination of the assignment. It is anticipated that after the first two years of the secondment assignment, the parties will mutually determine whether it is beneficial to continue the current terms and conditions of the expatriate package or to convert the arrangement into an international transfer.
b.    Without limiting Executive’s duties at law, in equity, under any legislation or under any applicable Company policies, during the Employment Term Executive must:
(i)     perform to the best of Executive’s abilities and knowledge the duties assigned to Executive from time to time, which may include duties for the benefit of the Company and Toys Asia;
(ii)     devote Executive's whole time and attention to the duties assigned to Executive during normal business hours and such additional hours which may be necessary for the performance of those duties;
(iii)     use all reasonable efforts to promote the interests the Company and Toys Asia;
(iv)     promptly inform the Company and Toys Asia of (x) any matter in connection with Executive's employment which comes to Executive's notice that may be regarded as material and relevant to the Company and Toys Asia; and (y) any facts, information or circumstances (including concepts or ideas) which may be of use to further the interests of the Company and Toys Asia;
(v)     disclose to the Company and Toys Asia any facts, information or circumstances (including concepts or ideas) which may give rise to a conflict between Executive’s interests and the interests of the Company and Toys Asia;
(vi)         immediately disclose to the Company and Toys Asia any matter which renders or may render Executive unable to perform some or all of Executive's duties under this Agreement;
(vii)     immediately disclose to the Company and Toys Asia any actual or potential breach of this Agreement; and
(viii)     comply with all laws and the rules and regulations of external agencies applying to Executive's position and duties.
c.    Without limiting Executive’s duties at law, in equity, under any legislation or under any applicable Company policy, Executive must not:
(i)     act in conflict with the best interests of the Company and Toys Asia;
(ii)     on discovery of a conflict between Executive's interests and the interests of the Company and Toys Asia, allow that conflict to continue without first obtaining the written consent of the Company and Toys Asia or the person nominated by the Company and Toys Asia from time to time;

(iii)     prepare to be engaged or engage in any business or employment other than for the Company and Toys Asia except with the prior written consent of the Company and Toys Asia or the person nominated by the Company and Toys Asia from time to time, although Executive may without prior consent hold (A) securities in any corporation listed on a recognized stock exchange up to 5% of the class of the security (except as provided in the Shareholders Agreement); or (B) a non-executive position on the board of any charitable or community organization, details of which must be disclosed to the Company and Toys Asia;
(iv)     compete with the Company and Toys Asia;
(v)     in performing Executive's duties, accept any financial or other benefit except from the Company and Toys Asia;
(vi)     do anything which does or may, in the Company and Toys Asia's opinion, damage the reputation of the Company and Toys Asia;
(vii)     use the Company and Toys Asia's IT Systems (A) for excessive or unreasonable personal use, (B) to view or distribute unlawful material, or material which may be regarded as offensive or inappropriate; or (C) to copy, disclose or use material in breach of this Agreement; and
(viii)     unlawfully discriminate against or sexually harass another person or otherwise fail to comply with any laws applying to Executive's employment.
d. Executive must become familiar with and comply with all policies of the Company and Toys Asia in place or as varied or replaced (including policies relating to any Employee Benefits provided to Executive) that are intended to apply to him and have been provided or made available to Executive. The terms of these policies are not incorporated as terms of this Agreement and are not intended to create any legally enforceable rights on the part of Executive, but Executive must abide by them because they are lawful and reasonable directions of the Company.
3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of AD $449,738, payable in substantially equal periodic payments in accordance with the Company’s practices for other officers of the Company, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Company based upon any appropriate and required board of director approvals, which shall at least annually review Executive’s rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”
4.    Annual Bonus. Executive may be eligible to earn an annual bonus award in respect of each fiscal year of the Company (an “Annual Bonus”). For fiscal year 2014, Executive may be eligible to earn an Annual Bonus in a target amount of up to 80% of Executive’s Base Salary (the “Target Bonus”), payable conditional on the Company’s achievement of certain performance targets established by the Company and based upon any appropriate and required board of director approvals (such criteria not forming part of this

Agreement) and pursuant to the terms of the Company’s incentive plan, in effect from time to time. Thereafter, Executive may be eligible to earn an Annual Bonus in a target amount as may apply to all similarly situated Senior Vice President executive level employees, payable conditional on the Company’s achievement of certain performance targets established by the Company based upon any appropriate and required board of director approvals (such criteria not forming part of this Agreement) and pursuant to the terms of the Company’s incentive plan, in effect from time to time.
5.    Employee Benefits; Business Expenses.
a.    Employee Benefits.
(i)     Assignment Benefits. Executive shall be entitled to receive the Assignment Benefits detailed in Exhibit A, attached hereto.
(ii)     Health Insurance Benefits. Executive shall receive a maximum amount of AD $7,500 to be paid towards a health plan of Executive’s choice which has international coverage for Executive, his spouse and dependent child. The final amount due by the Company must be approved in advance by the Vice President, Total Rewards.
(iii)     Superannuation Benefits. Executive shall be entitled to continue to participate in the Company’s Superannuation Plan on the same basis as this benefit is or may be available to other senior executives of the Company.
b.     Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time, applicable to officers of the Company.
6.    Long Term Incentives. Executive shall participate in the Toys “R” Us, Inc. 2010 Incentive Plan (the “Incentive Plan”) in accordance with the policies and procedures of the Incentive Plan and any subsequent plans (such plans not forming part of this Agreement).
7.    Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least one hundred and twenty (120) days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined in Section 7(c) below) (other than due to Executive’s death or Disability). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company.
a.    By the Company For Cause or By Executive Without Good Reason.
(i)     The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) without notice or payment in lieu of notice to Executive, or shall terminate automatically upon Executive’s resignation without Good Reason (other than due to Executive’s death or Disability); provided that Executive will be required to give the Company at least one hundred and twenty (120) days’ advance written notice of such resignation or making payment in lieu of notice to the Company.
(ii)     For purposes of this Agreement, “Cause” shall mean any of the following, as determined by the Company: (A) Executive’s willful failure to perform any material portion of his duties; (B) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable injury, monetarily or otherwise, to the Company, Toys Asia or any other subsidiaries or affiliates of the Company; (C) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude (or its substantive equivalent under Australian law), or fails to immediately notify the Company in the event that Executive is charged with or found guilty of any criminal offense which in the opinion of the Company may affect or may bring the Company or its Subsidiaries into disrepute or affects or may affect Executive’s ability to carry out his duties properly; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Executive at the expense of the Company, Toys Asia or any other subsidiaries or affiliates of the Company; (E) any material breach of Executive’s fiduciary duties to the Company, Toys Asia or any other subsidiaries or affiliates of the Company as an employee or officer; (F) a violation of the Company’s Code of Ethical Standards, Business Practices and Conduct or any other violation of policies of the Company, Toys Asia or any other subsidiaries or affiliates of the Company; (G) the failure by the Executive to comply, in any material respect, with the provisions of Sections 8 and 9 of this Agreement; (H) the failure by the Executive to comply with any other undertaking set forth in this Agreement or any other agreement Executive has with the Company, Toys Asia or any other subsidiaries or affiliates of the Company or any breach by Executive hereof or thereof if such failure or breach is reasonably likely to result in a material injury to the Company, Toys Asia or any other subsidiaries or affiliates of the Company; or (J) is precluded from working in Hong Kong for any reason.
(iii)     If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (as hereafter defined), Executive shall be entitled to receive:
(A)     a lump sum payment of the Base Salary that is earned by Executive but unpaid as of the date of Executive’s termination of employment, paid in accordance with the Company’s payroll practices, but in no event later than seven (7) days following Executive’s termination of employment;
(B)     reimbursement, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy referenced in Section 5(b) above prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(C)     such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b.    Disability or Death.
(i)     The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and, subject to applicable law, may be terminated by the Company upon the Executive’s Disability by giving thirty (30) days’ advance written notice or making payment in lieu of notice to the Executive. For purposes of this Agreement, “Disability” of Executive means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. In the event of a dispute, the determination of whether Executive is Disabled will be made by the Board and may be supported by the advice of a physician competent in the area to which such Disability relates.
(ii)     Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A)        the Accrued Rights; and
(B)        a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated.
Following Executive’s termination of employment due to Executive’s death or Disability, except as set forth in this Section 7(b)(ii), Executive or his estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

c.    By the Company Without Cause or by Executive for Good Reason.
(i)     Executive’s employment hereunder may be terminated (A) by the Company without Cause upon serving a ninety (90) days’ advance written notice or making payment in lieu of notice to Executive (which shall not include Executive’s termination of employment due to his death or Disability) or (B) by Executive for Good Reason without notice or payment in lieu of notice to the Company (as defined below).
(ii)     For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Executive and other than in connection with a termination of the Executive’s employment by the Company for Cause or due to Executive’s death or Disability, (A) the failure of the Company to pay any undisputed amount due under this Agreement; (B) a substantial reduction in Executive’s targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the Company proportionally); or (C) notice by the Company pursuant to Section 1 that it is not extending the Employment Term or the Company repatriates the Executive back to his home country and does not offer Executive an equivalent position in title and compensation (base salary and target annual bonus) in Executive’s home country, in each case, that is not cured within thirty (30) days after receipt by the Company of written notice from Executive. Notwithstanding the foregoing, any termination by Executive for Good Reason may only occur if Executive provides a Notice of Termination (as defined in Section 7(d)) for Good Reason within forty-five (45) days after Executive learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Notwithstanding the foregoing, resignation by Executive shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason.
(iii)     If Executive’s employment is terminated by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:
(A)        the Accrued Rights;
(B)        a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated; and
(C)    subject to Executive’s continued compliance with the provisions of Sections 8 and 9 and Executive’s execution (and non-revocation) of a release of all claims against the Company, Toys Asia and any other subsidiaries or affiliates of the Company, in a form substantially similar to the Separation and Release Agreement attached hereto as Exhibit

B, an amount equal to one (1) times the annual Base Salary at the rate in effect immediately prior to the date of Executive’s termination of employment; provided, however, that the aggregate amount described in this subsection (C) shall be in lieu of notice or any other severance amounts to which the Executive may otherwise be entitled and shall be reduced by any amounts owed by Executive to the Company or any affiliate;
(iv)     Following Executive’s termination of employment by the Company without Cause (excluding by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement. Furthermore, if the Company provides notice to terminate Executive’s employment, then the Company may:
(A)     direct Executive not to perform any duties, or to perform specified duties, for part or all of the notice period;
(B)     direct Executive to remain away from the Company’s/Toys Asia’s premises;
(C)    direct Executive to have no contact with any employee, director client, customer, or supplier of the Company/Toys Asia or any Subsidiary of the Company;
(D)     appoint another person to perform some or all of Executive’s duties; and
(E)    change the title of the Executive.
d.    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death or Disability) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
e.     Board/Committee Resignation. Upon termination of Executive’s employment with the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from all Company or subsidiary/affiliate boards of directors (and any committees thereof), and to execute any documents required by the Company or any subsidiary and take any steps necessary to give effect to such resignations.
8.    Non-Competition.
a.    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)     During the Employment Term and the twelve (12) month period commencing on Executive’s termination of employment (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:
(A)    engage in any business that directly or indirectly is a “Competitive Business.” For purposes of this subsection (A) a “Competitive Business” means, with respect to the Executive at any time, any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or wholesale distribution (including in stores or via mail order, e-commerce, or similar means) of “Competing Products,” if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after Executive’s termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, the term “Competitive Business” shall in any event include Amazon.com, Tao-Bao, Walmart, Carrefour, Tesco, Lotte, Emart, Spar, Mothercare / ELC, Hamleys, Good Baby and any of their respective parents, subsidiaries, affiliates or commonly controlled entities. For purposes of this subsection (A) “Competing Products” means, with respect to the Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its affiliates and subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after the Executive’s termination date, as of such termination date);
(B)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
(C)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)    interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates with whom Executive had contact during and in the course of the last twelve (12) months of Executive’s employment.

(E)    During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(a)    solicit to leave the employment of, or encourage any employee of the Company, Toys Asia or any other subsidiaries or affiliates of the Company, with whom Executive had contact during and in the course of the last twelve (12) months of executive’s employment to leave the employment of, the Company, Toys Asia or any other subsidiaries or affiliates of the Company; or
(b)    hire any such employee (other than clerical or administrative support personnel) who was employed by the Company, Toys Asia or any other subsidiaries or affiliates of the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company, Toys Asia or any other subsidiaries or affiliates of the Company coincident with, or within one year prior to, the termination of Executive’s employment with the Company.
(ii)     During the Restricted Period, Executive will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company, Toys Asia or any other subsidiaries or affiliates of the Company, any consultant, supplier or service provider, with whom Executive had contact during and in the course of the last twelve (12) months of Executive’s employment, then under contract with the Company, Toys Asia or any other subsidiaries or affiliates of the Company.
(iii)     It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. If a court determines that the Restraint Period of the twelve (12) months is invalid, then the parties agree to substitute nine (9) months; and if a court determines that nine (9) months is invalid, then substitute six (6) months; and if a court determines that six (6) months is invalid, then substitute three (3) months.
b.    Executive further acknowledges and agrees that:
(i)Each restraint specified in clause 8 is reasonable and necessary to protect the Company’s the Subsidiaries and/or Toys Asia’s legitimate interests;
(ii)Executive intends the restraints to operate to the maximum extent; and

(iii)Damages may be inadequate to protect the interests of the Company and the Subsidiaries for breach of the obligations contained in this clause and the Company or any Subsidiary is entitled to seek and obtain injunctive relief, or any other remedy, in any court.
9.    Confidentiality.
a.    Executive will not at any time (whether during or after Executive’s employment with the Company), except when required to perform his or her duties to the Company, Toys Asia or any other subsidiaries or affiliates of the Company, (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company, Toys Asia or any other subsidiaries or affiliates of the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company and its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company and its subsidiaries on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.
b.    “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) required by law or judicial process to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment; or (z) disclosed in connection with a litigation or arbitration proceeding between the parties.
c.    Except as required by law or judicial process, Executive will not disclose to anyone, other than Executive’s immediate family, legal and/or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement, provided they agree to maintain the confidentiality of such terms.
d.    Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not the Company’s property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates or subsidiaries (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to the Company, its affiliates or subsidiaries), except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
e.    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or Toys Asia any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company, Toys Asia or any other subsidiaries or affiliates of the Company and its respective officers, directors, partners, employees, agents and representatives from any actual breach of the foregoing covenant. During the Employment Term, Executive shall comply with all relevant written policies and guidelines of the Company and its subsidiaries and affiliates which have been made available or disclosed to him, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company and its subsidiaries and affiliates may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version; provided, however, that Executive shall not be bound by any such amendments unless and until Executive receives notice of such amendments and copies thereof are made available or disclosed to him.
f.     The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.
10.    Arbitration.
a.    If a Dispute arises, then the parties agree that:
(i)     written notice of the Dispute must be given to the other party, including details of the facts upon which the Dispute is based, the legal basis for the Dispute and the amount disputed. The notice must include any supporting or background documents;
(ii)     upon receipt of the notice of Dispute by the other party, the parties must endeavor to resolve the Dispute by informal dispute resolution methods;
(iii)         if the Dispute is not resolved within 14 days of the notice of Dispute being received, either party may refer the Dispute to mediation. The mediation will be conducted in New South Wales under the Australian Commercial Dispute Centre ("ACDC") guidelines for commercial mediation which are operating at the time the Dispute is referred to the ACDC; and
(iv)         if the Dispute is not resolved by mediation within 28 days of the appointment of a mediator or such further period agreed between the parties, the parties agree to refer the Dispute to arbitration administered by the ACDC. The arbitration will be conducted in

New South Wales under the ACDC rules for domestic arbitration which are operating at the time the Dispute is referred to the ACDC.
b.    Notwithstanding the existence of a Dispute, the parties must continue to perform all of their obligations under this Agreement;
c.    Nothing in this clause prevents either party applying to a court for urgent interlocutory relief. In this clause, "Dispute" means any dispute arising between the parties in connection with this Agreement, other than a dispute in connection with an alleged or actual breach by Executive of clauses 8 (Non-Competition) or 9 (Confidentiality).
11.    Miscellaneous.
a.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New South Wales, Australia, without regard to conflicts of laws principles thereof.
b.    Entire Agreement/Amendments. This Agreement and any incentive plans contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e.    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 12(e) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.
f.    Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Executive by the Company or its affiliates or otherwise as provided in Section 7(c) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
g.    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail,(or comparable mail service in Hong Kong or Australia, as the case may be)return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Monika Merz
Toys “R” Us-Japan, Ltd.
26th Floor, Muza Kawasaki Central Tower
1310 Omiya-cho, Saiwai-ku, Kawasaki-shi
Kanagawa Pref.   212-8566
JAPAN

With a copy to:
Toys “R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470
USA
Attn: General Counsel

If to Executive:

APT 3102, Tower A, Queens Garden
9 Old Peak Road, Midlevels, Central
Hong Kong

Or to the most recent home address of Executive set forth in the personnel records of the Company.
h.    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
i.    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
j.    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.
k.    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement all applicable taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive shall, at all times both during and after termination of employment, cooperate with the Company in its efforts to ensure compliance with all applicable tax related issues and requirements.
l.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
m.     Compliance and Approvals. The exercise of or compliance with any discretion, right or obligation under this Agreement is subject to compliance with all applicable laws, listing rules, and constitution or articles of incorporation of the Company and Toys Asia; and any approval which may be required, including the approval of shareholders. If approval of shareholders is required before a payment may be made or a benefit may be provided to Executive, then the Company may, but is under no obligation to seek the approval of shareholders. If the approval of shareholders is not obtained, Executive's employment will continue in accordance with this Agreement and Executive will not be entitled to any other payment or benefit in lieu. To the extent that any amounts payable, or benefits to be provided are prohibited by Part 2D.2 of the Corporations Act 2001 (Cth), then the provision of this Agreement providing for the payment or benefit is of no effect and Executive will not be entitled to any other payment or benefit in lieu.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS “R” US (AUSTRALIA) PTY LTD:	EXECUTIVE:
/s/ Monika Merz	/s/ Andre Javes
MONIKA MERZ	ANDRE JAVES

EXHIBIT A

ASSIGNMENT BENEFITS

1.	RELOCATION EXPENSES/ALLOWANCES

All reasonable relocation expenses to your new residence in Hong Kong will be paid. These benefits will be paid in accordance with the Toys”R”Us Expatriate Assignment Policy, a copy of which is provided under separate cover.

a.    Eligible Relocation Expenses. Such expenses include: shipment of household goods to Hong Kong, destination assistance, house hunting services, visa and immigration fees, three business class outbound airfares (one each for employee and dependents), temporary living costs in Australia (up to a maximum of 7 days, if applicable) and temporary living costs in Hong Kong (to a maximum 60 days, if applicable).

b.    Moving Allowance. A disturbance allowance of AD $11,230 will be paid to you upon the Commencement Date of your assignment. Please be reminded that should you choose to terminate your employment with the Company within twelve (12) months of the Commencement Date, you will be required to repay 100% of this allowance. Should you choose to terminate your employment with the Company between thirteen (13) and twenty four (24) months of the Commencement Date, you will be required to repay 50% of this allowance. Should you choose to terminate your employment with the Company after twenty four (24) months, you will no longer be required to repay this allowance.

c.     Housing Allowance. The Company, or Toys Asia will arrange to pay your actual housing costs for a furnished 3-bedroom apartment while you are living in Hong Kong, up to a maximum of HKD $150,000 per month, plus the cost of rental furniture. This payment will be made directly to your landlord on your behalf. In the event you decide to rent (or sell) your home country housing and are no longer responsible for your home country housing costs, you will be required to share in the cost of your housing (housing offset) equal to an amount equivalent of what you would have paid in your home country. Additionally, the Company will pay the actual utility costs including water, gas and electricity for the apartment. Note that while your housing costs will be paid directly by the Company, utility costs will be reimbursed on an actual cost basis as they are incurred and submitted for reimbursement.

d.     Cost Of Living Differential (COLA) / LAFHA. A cost of living differential will be based on: (i) the current rate of exchange between the Australian Dollar (AUD) and the Hong Kong Dollar (HKD); and (ii) the difference, if any, in the cost of a market basket of goods and services between a representative Australian metropolitan area (Sydney) and Hong Kong.

•	The amount of the differential is derived from tables published by Mercer. The differential is referred to as the COLA / LAFHA.

▪	If future Mercer tables indicate that a change in the cost of living differential is warranted, the change amount will be applied on your next payroll. Generally, a

1

cumulative change of + or – 2% from your previous cost of living differential will trigger an adjustment to your COLA/LAFHA on your payroll. Changes to the cost of living will be evaluated each calendar quarter.

▪
Your initial Post Cola Differential for this assignment is estimated at AD $30,761 annually, based on a family of three on assignment (this includes your spouse and child). Payment will be made on a monthly basis.

▪
Effective July 1, 2014, your COLA/`LAFHA will be based on the Efficient Purchaser Index (“EPI”), which assumes market purchasing efficiency. In addition, you will receive a one-time supplemental COLA payment in the amount of AUD 4,537 which equals the 6 month differential between the Expatriate Index and the EPI.

e.     Car Allowance. An annual Car Allowance of HKD $120,000, payable monthly, which provides for all Company car related business travel.
    f.     Tax Equalization. The Company will provide tax equalization between Australia and Hong Kong taxes on all employment–related earnings. The purpose of tax equalization is to ensure that the total tax liability of the expatriate does not exceed, nor be less than, the tax burden you would incur in the home country on Company derived income. A summary of how tax equalization will be managed, including a description of hypo-tax, is outlined in the Expatriate Assignment Policy. An accounting firm designated by the Company will prepare your Hong Kong and Australia tax returns. The company will pay all fees for tax return preparation in connection with this assignment. Any further expense, such as personal estate or tax planning will be your responsibility.

g.     Home Visit Travel. The Company will pay for you and your accompanying family members, to take one non-business related trip per year to Australia. Expenses covered will include round trip business class airfare and other reasonable expenses, including a rental car or transportation to and from the airport. If you are on personal time, the company will not cover accommodation. If you are performing business, the Company will pay for accommodation.
h.     Cultural and Language Training. Following your acceptance of this assignment, the Company will arrange for you to receive cultural training to assist you in accomplishing your job in Hong Kong. In addition, the Company will provide Chinese language training of up to 100 hours.
    i.     Education Expense. The Company will pay the cost of an International School in Hong Kong for your dependent child, as well as reasonable and required school transportation costs. In addition, the Company will pay the cost of any one-time entrance or school fees.

j.    Automobile Assistance. The Company will provide assistance to cover the loss sustained on the forced sale of one car or the costs of canceling a car lease. Automobile assistance is limited to expenses associated with one car (either owned or leased), but not both.

2

2.    LOCALIZATION

It is intended that you will return to your Home Country or transfer to a new assignment location at the end of this assignment. The assignment is anticipated to last for four (4) years. After the first 2 years of the assignment, you and the Company will determine whether it is beneficial to continue the current terms and conditions of the expatriate package or to convert the arrangement into an international transfer. If you are not transferred after the first 2 years, and you remain in location beyond the initial 4 year assignment period, or it is determined the assignment becomes open-ended, you will at that point be localized. Localization includes the phase-out of allowances as you begin transitioning to local terms and conditions no later than 4 years after the commencement of this assignment. The phase-out period will be over a three year period.  The phase-out process means that allowances will be decreased to 75% in year 5, 50% in year 6 and 25% in year 7, down to 0%. If applicable, school fees will be reimbursed up to the end of the school year. Further, at the end of the phase-out period, you will be localized to the Host Country payroll and benefits.

If there is agreement to localize the position sooner, allowances will end at such time as the position is localized.

The allowances subject to phase-out include: Housing, Cost of Living Differential / LAFHA, Home Visit travel and Education Expenses (if applicable). Tax Equalization benefits will also end after the 7th year, or such time as there is agreement the position is localized.

3.     LEAVE ENTITLEMENTS
You will continue to be entitled to annual leave, personal (sick and carer's) leave, compassionate leave and parental leave as granted by the Australian employment legislation and as it applies from time to time.
You will however be only entitled to Hong Kong local Bank or Public legislated holidays and not the New South Wales public holidays as you will not be based in Australia.
4.    REPATRIATION

In accordance with the Company’s Repatriation Policy, the following full repatriation benefits shall be provided to you (i) at the end of your assignment; (ii) in the event that you resign for Good Reason; (iii) if you are terminated by the Company without Cause or (iv) if you become Disabled; or (iv) in the event of Death during the assignment:

•	return airfare for all family members and final moving expenses;

•	household goods move (including packing);

•	repatriation relocation allowance (US $10,000 equivalent);

•	temporary living expenses:

◦	up to 7 days prior to departure from host location (e.g., for when the lease is cancelled but prior to repatriation);

◦	up to 60 days temporary living expenses when they return to their home country (e.g., if home is unavailable or returning to a different location);

3

•	car lease cancellation or loss on car sale (if applicable);

•	apartment / house lease cancellation

In the event a comparable new position is not available at the end of the assignment, you will first be repatriated back to your home country before a final employment decision is made.

If your employment is terminated during the assignment due to (i) your resignation without Good Reason; or (ii) by the Company for Cause, you are entitled only to return airfare for yourself and family and a household goods move. Assignment benefits, such as COLA, housing, etc. cease on the effective date of the termination, unless otherwise agreed by you and the Company.

To be eligible for reimbursement, the repatriation relocation must commence within 90 days from the date of termination.

4

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this ___ day of __________________________, 20__, between TOYS “R” US (AUSTRALIA) PTY LTD and any successor thereto (collectively with its affiliates, the “Company”) and ANDRE JAVES (the “Executive”).
The Executive and the Company agree as follows:
1.The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on _________________________________ (the “Termination Date”).
2.    In accordance with the Executive’s Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.
3.    In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company, its parent Company and all of each of their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors of all of the foregoing companies, and affiliates and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including (but not limited to) a release of any rights or claims the Executive may have under ; any laws prohibiting employment discrimination; or any other claims , whether statutory, contractual or arising under common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release does not release the Company from any obligations due to the Executive under the Executive’s Employment Agreement or under this Agreement, any rights Executive has to indemnification by the Company and any vested rights Executive has under the Company’s employee pension benefit and welfare benefit plans.
Additionally, in consideration of the foregoing, the Company agrees to release and forever discharge the Executive and the Executive’s heirs, executors and assigns from any claims, charges or demands, and/or causes of action whatsoever, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time

1

to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment and/or affiliation with, or termination and separation from the Company and its subsidiaries and affiliates; provided that such release shall not release the Executive from any loan or advance by the Company or its subsidiaries or affiliates or a breach under Section 8 or 9 of the Executive’s Employment Agreement.
4.    This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
5.    The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date.
6.    The Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.
7.    The Executive shall continue to be bound by Sections 8 and 9 of the Executive’s Employment Agreement.
8.    The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business.
9.    This Agreement shall be governed by and construed in accordance with the laws of Australia, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive’s Employment Agreement.
10.    This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
11.    Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

2

12.    This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS "R" US (AUSTRALIA) PTY LTD

By:
Name:
Title:

ANDRE JAVES

3